Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of TriplePoint

Venture Growth BDC Corp.

Menlo Park, California

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of TriplePoint Venture Growth BDC Corp. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in net assets, cash flows, and financial highlights for the years ended December 31, 2016 and 2015, and have issued our report thereon dated March 13, 2017. Such consolidated financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K as of and for the year ended December 31, 2016 and in the Post-Effective Amendment No. 5 to Registration Statement No. 333-204933 on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2016, December 31, 2015, and December 31, 2014, appearing on page 80 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

April 21, 2017